Exhibit 10.1

AGREEMENT FOR PURCHASE

AND SALE OF REAL ESTATE

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE is entered into as of February 16, 2010, by and between RUBICON, TECHNOLOGY, INC., a Delaware corporation (“Purchaser”) and DOUGLAS BUSINESS CENTER, LLC, an Illinois limited liability company (collectively, “Seller”).

WITNESSETH:

WHEREAS, Seller is the owner of the Property (as defined below); and

WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser all of the Property on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

AGREEMENT TO PURCHASE AND SELL

Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, upon the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):

(i) the land legally described on Exhibit A attached hereto and made a part hereof consisting of approximately 6.16 acres of land and commonly known as 950 Douglas Road, Batavia, Illinois, together with all privileges, rights, easements, hereditaments, and appurtenances belonging to the land, and all right, title and interest of the titleholder thereof in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto (before or after the vacation thereof) (collectively, the “Land”);

(ii) all buildings, structures, parking areas and other improvements located on the Land and any and all fixtures attached thereto, including the industrial/office building consisting of approximately 134,400 square feet (collectively, the “Improvements”); and

(iii) all equipment, machinery, apparatus, signs, and other fixtures, if any, owned by Seller and used in connection with the Improvements (collectively, the “Personal Property”).

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be Seven Million and 00/100 Dollars ($7,000,000.00).

2.2 Earnest Money. Within two (2) business days after the date on which this Agreement is executed and delivered by the last party to do so (the “Effective Date”), Purchaser will pay into a strict joint order escrow with Seller at the Title Insurer the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) as earnest money (the “Earnest Money”). The Earnest Money may be invested by the Title Insurer as Purchaser directs in either United States Treasury Bills or a federally insured money market account. Seller and Purchaser shall share equally the cost of the joint order escrow, but Purchaser shall bear the cost of any investment fee charged by the Title Insurer as escrowee. If this Agreement is terminated by Purchaser before the end of the Review Period in accordance with Article 3 hereof or because of a default by Seller under this Agreement, then, the Earnest Money shall be promptly returned to Purchaser. Except as provided in the immediately preceding sentence, the Earnest Money shall be paid to the party provided in this Agreement. The Earnest Money shall be applied to the Purchase Price at the Closing.

2.3 Closing Costs. Seller shall pay the cost of: (a) the Title Policy (as defined below), including the cost of extended coverage over the standard printed exceptions; (b) the Survey (as defined below); (c) obtaining and recording any releases of any mortgages, liens; and (d) any stamp or transfer taxes imposed by State or County law. Purchaser shall pay the cost of: (a) any title endorsements; (b) the cost of recording the Deed, and (c) the cost of any local transfer taxes. Purchaser and Seller shall share equally the escrow fees and “New York” style closing fees for the Closing (as defined below). All other closing costs shall be apportioned according to prevailing local custom. Except as expressly provided in this Agreement to the contrary, each party shall pay its own legal fees.

2.4 Closing Prorations and Adjustments. All items of income or expense other than Taxes (as defined below) shall be prorated according to prevailing local custom. Unpaid real estate taxes, current installments of regular assessments, special assessments, sewer charges, and any similar taxes and charges (collectively, “Taxes”) imposed in respect of the Land which are not yet due and payable on the Closing Date shall be prorated to the Closing Date on the basis of 100% of the most recent ascertainable bill or assessment therefor. All prorations shall be final except for Taxes which shall be reprorated when Taxes which are payable for the year in which the Closing Date occurs are known and the party owing any amount as a result shall pay it to the other within 30 days of demand. Each party’s rights and obligations under this Section 2.4 shall survive the Closing.

2.5 Payment of Purchase Price. The Purchase Price plus or minus any adjustments, credits or prorations provided for herein, shall be paid to Seller at the Closing by wire transfer of immediately available funds.

ARTICLE 3

PURCHASER’S DUE DILIGENCE

3.1 Review Period; Termination Right. During the forty (40) day period immediately following the Effective Date (the “Review Period”), Purchaser and its agents, employees, contractors and representatives shall have the right to: (i) enter upon the Land and Improvements to conduct tests, inspections and investigations of the physical condition of the Land, Improvements and Personal Property; and (ii) review other due diligence materials relating to the Property (including copies of all tests and studies done by or for Seller, if any) as may be necessary for Purchaser to determine whether any matter makes the Property unacceptable to Purchaser in Purchaser’s sole and absolute discretion.

Purchaser shall give Seller reasonable prior oral notice before entering onto the Property pursuant to this Section 3.1. Purchaser shall repair any damage to the Property resulting from Purchaser’s activities on the Property under this Section 3.1. Within five (5) days after the Effective Date, Seller will provide Purchaser with copies of materials in its possession relating to Purchaser’s due diligence investigations, including existing surveys, tax bills, title reports, and environmental reports. In the event Purchaser, in its sole and absolute discretion, determines that any matter makes the Property unacceptable to Purchaser, then Purchaser may terminate this Agreement by delivering written notice of termination to Seller at any time on or before the end of the Review Period and deliver a notice to the Escrowee demanding that the Earnest Money be delivered to Purchaser. If Purchaser so elects to terminate this Agreement during the Review Period, the Earnest Money shall be immediately returned to Purchaser.

Prior to Purchaser or its agents or contractors entering upon the Property pursuant to this Article 3.1, Purchaser shall (i) give Seller twenty-four (24) hours prior notice of such entry, and (ii) provide satisfactory evidence to Seller that Purchaser, or its agents or contractors, have obtained commercial general liability insurance, with limits of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate; workers compensation insurance in statutory limits and employers liability insurance with limits not less than $1,000,000 each limit. Such liability insurance policy shall be primary and non contributory to any insurance maintained by the Seller; shall be issued by an insurer licensed to write insurance and do business in Illinois; such insurer shall have a Best’s Rating of A- VIII or better and shall include Seller as an additional insured thereunder. Seller shall have the right (but not the obligation) to accompany Purchaser during such inspections and investigations; provided, however, in no event shall any invasive testing or procedures be permitted by Purchaser or its agents or contractors (except customary soil borings and Phase I environmental assessments paid for by Purchaser shall be permitted.

Purchaser shall repair any damage to the Property resulting from Purchaser’s activities on the Property under this Article 3, and shall indemnify, defend, and hold harmless Seller and Seller’s partners, and their respective shareholders, officers, directors, members, managers, employees and agents from and against any and all loss, damage, liability or expense (including reasonable attorneys fees and other litigation expenses and claims and liens of mechanics or materialmen) any of the aforementioned persons may incur as a result of Purchaser’s or Purchaser’s agents’ or contractors’ activities on the Property under this Article 3. The indemnity obligations of Purchaser under this grammatical paragraph shall survive the Closing or a termination of this Agreement, notwithstanding anything contained to the contrary in this Agreement.

ARTICLE 4

TITLE INSURANCE AND SURVEY

4.1 Title Commitment and Survey. Within twenty-one (21) days after the Effective Date Seller shall deliver to Purchaser: (a) a survey of the Property (the “Survey”) made in compliance with current ALTA/ACSM Land Survey Standards and prepared by an Illinois licensed surveyor selected by Seller (the “Surveyor”); and (b) a preliminary commitment (the “Title Commitment”) for an ALTA Form B owner’s title insurance policy issued by Chicago Title Insurance Company (the “Title Insurer”). Purchaser agrees to take subject to the list of exceptions set forth on Exhibit B attached hereto and made a part hereof which shall constitute the “Permitted Exceptions” hereunder:

4.2 Title Policy. At the Closing, Seller shall deliver to Purchaser an ALTA 2006 Form Owner’s Title Insurance Policy from the Title Insurer or in lieu thereof a marked-up title commitment from the Title Insurer (either being referred to herein as the “Title Policy”) which in either case shall: (i) be dated as of the date of the recording of the Deed; (ii) name Purchaser as the insured; (iii) have a liability amount equal to the Purchase Price; (iv) show Purchaser as the owner of the Property in fee simple subject to no exceptions other than the Permitted Exceptions; and (v) include extended coverage over the standard printed exceptions.

4.3 No Further Liens. Seller agrees that it shall not from and after the Effective Date cause or permit any actions that result in any additional exceptions to title.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser as follows:

(a)	Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will result in any breach or violation of or default under any judgement, decree, order, mortgage, lease, agreement, indenture or other instrument to which Seller is a party.

(b)	Seller has the full right, power and authority to enter into this Agreement and all of the documents to be executed and delivered by Seller at the Closing and to consummate the transactions contemplated hereby, and Seller has obtained any and all consents required from Seller’s shareholders, officers, directors and trustees, and all consents required from third parties to enter into this Agreement and to convey the Property pursuant to this Agreement. This Agreement is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

(c)	There are no condemnation or eminent domain proceedings pending, or, to the actual knowledge of Seller, threatened, with regard to the Land or Improvements or any portion thereof.

5.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as follows:

(a)	Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby will result in any breach or violation of or default under any judgement, decree, order, mortgage, lease, agreement, indenture or other instrument to which Purchaser is a party.

(b)	Purchaser has the full right, power and authority to enter into this Agreement, to purchase the Property as provided for in this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms.

5.3 Breach of Representations and Warranties. Each party warrants that each of the foregoing representations and warranties made by it in this Article 5 is true as of the date of this Agreement and will also be true, in all materials respects, as of the Closing. All of the respective representations and warranties of Seller shall survive the Closing Date for a period of six (6) months.

ARTICLE 6

RISK OF LOSS

6.1 Casualty. Risk of loss up to and including the Closing Date shall be borne by Seller. Seller shall promptly give Purchaser written notice of any damage to any of the Land or Improvements, describing such damage, stating whether such damage and loss of rents is covered by insurance and the estimated cost of repairing such damage. In the event of any “material damage” (described below) to any of the Land or Improvements, Purchaser may, at its option, by notice to Seller given within ten (10) business days after Seller has provided the above described notice (and if necessary the Closing Date shall be extended to give Purchaser the full ten (10) business day period to make its election): (i) terminate this Agreement, in which case the Earnest Money shall be immediately delivered to Purchaser; or (ii) proceed under this Agreement, receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage and receive a credit at Closing for any deductible amount under said insurance policies. If Purchaser fails to timely make such election, Purchaser shall be deemed to have elected to terminate this Agreement. If any of the Land or Improvements is not materially damaged, then (i) Purchaser shall not have the right to terminate this Agreement and (ii) at Closing, Purchaser shall receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage and receive a credit at Closing for any deductible amount under said insurance policies. “Material damage” and “materially damaged” means, with respect to any Improvements, damage that: (a) in Purchaser’s reasonable estimation, exceeds $100,000 to repair; (b) in Purchaser’s reasonable estimation, will take longer than sixty (60) days to repair; or (c) is not insured.

6.2 Condemnation. In the event any proceedings in eminent domain are contemplated, threatened or instituted against any portion of the Land or Improvements so as to constitute a “Material Condemnation” (as defined below) by anybody having the power of eminent domain, Purchaser may, at its option, by notice to Seller given within ten (10) business days after Seller providing written notice to Purchaser of such proceedings together with all relevant information concerning such proceedings (and if necessary the Closing Date shall be extended to give Purchaser the full ten (10) business day period to make such election): (i) terminate this Agreement, in which case the Earnest Money shall be immediately delivered to Purchaser, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser fails to timely make such election, Purchaser shall be deemed to have elected to terminate this Agreement as provided above. “Material Condemnation” means, with respect to any of the Land or Improvements, condemnation by eminent domain which in Purchaser’s reasonable estimation materially and adversely affects the use, operation or value of any property comprising the Land and Improvements.

ARTICLE 7

PURCHASER’S CONDITIONS TO CLOSING

7.1 Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to close on the purchase of the Property is conditioned on the following:

(a)	Seller shall have performed all of the covenants and obligations to be performed by Seller under this Agreement at or before the Closing, and the representations and warranties of Seller set forth in this Agreement shall be true in all material respects on and as of the Closing Date; and

(b)	there shall have been no material adverse change from the Effective Date in the condition of the Property, other than as a result of a casualty or condemnation which shall be governed by Sections 6.1 and 6.2 hereof; and

If one or more of the conditions set forth above in this Section 7.1 has not been satisfied as of the Closing Date, then Purchaser may, in its sole discretion, terminate this Agreement by delivering written notice of such termination to Seller at any time on or before the Closing Date, in which case, the Earnest Money shall be immediately returned to Purchaser and neither party shall have any further rights or obligations hereunder, except that if the failure to satisfy any such condition is due to a breach or default by Seller of any of its covenants, agreements, representations, warranties or other obligations hereunder, then the provisions of Section 9.2 shall apply.

7.2 Waiver of Conditions. At any time or times, Purchaser may elect to waive in writing the benefit of any of the conditions set forth in Section 7.1. Purchaser shall not be deemed to have waived any such condition, unless such waiver is set forth in a written document signed by Purchaser or its agent, and then only to the extent expressly set forth in such writing. If Purchaser waives any such condition, such waiver shall not relieve Seller from, or modify or affect, Seller’s other covenants and obligations under this Agreement, and such covenants and obligations shall survive such waiver and the Closing.

ARTICLE 8

THE CLOSING

8.1 Definition; Time and Place. The performance by Seller and Purchaser of their respective obligations under this Agreement directly or through the completion of the escrow deposits required of them to be made and the delivery of the Purchase Price to Seller by the Closing Escrowee, shall constitute the closing of the sale (the “Closing”). The date of the Closing (the “Closing Date”) shall be fifteen (15) days after expiration of the Review Period. The Closing shall take place at the downtown Chicago office of the Title Insurer.

8.2 Possession. Possession of the Property shall be delivered at the Closing.

8.3 Escrow. This sale shall be closed through a “New York style” escrow (the “Closing Escrow”) with the Escrowee, in accordance with the general provisions of the usual form of escrow agreement then in use by the Escrowee, with such special provisions inserted in the escrow agreement as may be required to conform with this Agreement (the “Escrow Agreement”). The Closing Escrow and the Escrow Agreement shall be auxiliary to this Agreement, and this Agreement shall not be merged into nor in any manner superseded by the Closing Escrow or the Escrow Agreement. Upon the creation of the Closing Escrow, payment of the Purchase Price and delivery of the Deed and other closing documents shall be made through the Closing Escrow and the Earnest Money shall be deposited in the Closing Escrow. The attorneys for the parties are hereby authorized to execute the Escrow Agreement and any amendments thereto. Each party shall have the right to inspect all documents prior to or at the time of deposit in the Closing Escrow. The escrow fee for the Closing Escrow shall be shared equally by the parties.

8.4 Documents To Be Delivered By Seller At Closing. At the Closing, Seller shall deliver or cause to be delivered to Purchaser directly or, if either party elects, through the Closing Escrow, the following, each of which shall be in form reasonably satisfactory to Purchaser and (if applicable) the Title Insurer:

(a)	a special warranty deed (the “Deed”) duly executed and acknowledged by Seller, conveying the Land and Improvements to Purchaser subject only to the Permitted Exceptions;

(b)	the Title Policy or a “mark-up” of the Title Commitment;

(c)	evidence of the authorization of Seller as to the execution of this Agreement and the sale of the Property to Purchaser and the performance of other acts required hereunder;

(d)	an affidavit to the effect that Seller is not a foreign person under Section 1445(b) of the United States Internal Revenue Code;

(e)	such other instruments and documents, including, but not limited to, an ALTA Statement and a gap undertaking, as may be reasonably required by the Title Insurer in order to issue the Title Policy in the form required pursuant to Section 4.2 hereof; and

(f)	all other documents required to be executed and/or delivered by Seller pursuant to other provisions of this Agreement or the Escrow Agreement.

8.5 Documents To Be Delivered By Purchaser At Closing. At the Closing, Purchaser shall deliver or cause to be delivered to Seller directly, or if either party elects through the Closing Escrow, the following, each of which shall be in form reasonably satisfactory to Seller and (if applicable) the Title Insurer:

(a)	the Purchase Price, plus or minus adjustments, credits and prorations as provided for herein;

(b)	all other documents required to be executed and/or delivered by Purchaser pursuant to other provisions of this Agreement or the Escrow Agreement.

8.6 Documents to be Jointly Delivered by Seller and Purchaser at Closing. At the Closing, Seller and Purchaser shall each execute and deliver, directly, or if either party elects, through the Closing Escrow, the following, each of which shall be in form reasonably satisfactory to both parties and (if applicable) the Title Insurer:

(a)	applicable transfer tax declarations for the State of Illinois, Kane County, Illinois and any necessary municipal transfer tax declarations; and

(b)	a Closing Statement (in triplicate).

ARTICLE 9

DEFAULTS; REMEDIES

9.1 Purchaser’s Default. If Purchaser is in default under this Agreement and such default is not cured within five (5) days after written notice of such default is given by Seller to Purchaser, then Seller may, as its sole and exclusive remedy, terminate this Agreement, in which case, the Earnest Money shall be delivered to Seller as liquidated damages and as Seller’s sole and exclusive remedy. The parties acknowledge that Seller’s actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that Seller’s receipt of the Earnest Money as liquidated damages represents the parties’ best estimate of such damages. The parties agree that the foregoing provisions of this Section 9.1 are reasonable in light of the intent and circumstances surrounding the execution of this Agreement, and Seller expressly acknowledges and agrees that its rights and remedies shall be limited as set forth above in this Section 9.1.

9.2 Seller’s Default. If Seller is in default under this Agreement and such default is not cured within five (5) days after written notice of such default is given by Purchaser to Seller, then Purchaser may: (a) terminate this Agreement, in which case, Purchaser shall receive a return of all of the Earnest Money, and Seller shall immediately reimburse Purchaser for all of Purchaser’s reasonable documented out-of-pocket expenses incurred in connection with this transaction, including its legal fees and due diligence investigations, provided Seller’s liability for all of the aforesaid expenses shall not exceed $25,000.00 in the aggregate; or (b) pursue against Seller an action to compel Seller’s specific performance of this Agreement. The parties agree that the foregoing provisions of this Section 9.2 are reasonable in light of the intent and circumstances surrounding the execution of this Agreement, and Seller expressly acknowledges and agrees that its rights and remedies shall be limited as set forth above in this Section 9.2.

9.3 Costs of Enforcement. In the event any action or proceeding is brought by either party to enforce the terms of this Agreement, the prevailing party in such action or proceeding shall be entitled to have all of its reasonable costs, fees (including, without limitation, reasonable attorneys’ fees) and expenses, paid or reimbursed by the non-prevailing party.

ARTICLE 10

MISCELLANEOUS

10.1 Payment of Real Estate Brokers and Consultants. Each party represents to the other that other than Seller’s broker, Darwin Realty & Development and Purchaser’s broker, Jones Lang LaSalle, no real estate broker has been used in connection with this transaction. Seller agrees to pay a broker’s commission to Darwin Realty & Development and Jones Lang LaSalle pursuant to the terms of a separate agreement. Other than Jones Lang LaSalle, Purchaser agrees to indemnify, defend and hold Seller harmless from and against any claim for a real estate broker’s commission or fee by any party claiming to have represented Purchaser in connection with this transaction. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any claim for a real estate broker’s commission or fee by any party claiming to have represented Seller in connection with this transaction. The indemnification obligations under this Section 10.1 shall survive the Closing or any termination of this Agreement for any reason whatsoever.

10.2 Notices. All notices and other communications which are required to be, or which may be, given under this Agreement shall be in writing, and shall be delivered at the addresses set out hereinbelow. Notice may be given by personal delivery, nationally recognized overnight courier, or by facsimile transmission. Notice shall be deemed to have been duly given (a) if by personal delivery, on the first to occur of the date of actual receipt or refusal of delivery by any person at the intended address, (b) if by overnight courier, on the first (1st) Business Day after being delivered to a nationally-recognized overnight courier, (c) if by facsimile transmission, on the day and at the time transmitted, as evidenced by the confirmation slip generated by the sender’s facsimile machine, addressed as follows:

If to Seller:	Panattoni Development Company, Inc. Attn: John Pagliari & Jason Rosenberg 6250 N. River Road, Suite 4050 Rosemont, IL 60018 Facsimile: 847-292-4511

With a copy to:	Keith J. Wenk, Esq. Mason, Wenk & Berman, L.L.C. 1033 Skokie Boulevard, Suite 250 Northbrook, IL 60062 Facsimile: 847-656-6067

With a copy to:	Peter von Elten, Esq. CVM Law Group 8795 Folsom Blvd., Suite 200 Sacramento, CA 95826 Facsimile: (916)381-1109

If to Purchaser:	Rubicon Technology, Inc. 9931 Franklin Avenue Franklin Park, Illinois 60131 Attn: William Weissman Facsimile: 847-295-7555

With a copy to:	Paul E. Fisher, Esq. McGuireWoods, LLP 77 West Wacker Drive Suite 4100 Chicago, IL 60601 Facsimile: 312-849-3690

or to such other address as either party may from time to time specify as its address for the receipt of notices hereunder, in a notice to the other party.

10.3 Assignment. Purchaser may not assign this Agreement without Seller’s prior written consent. Subject to the foregoing provisions of this Section 10.3, this Agreement shall be binding upon the undersigned and each of their respective successors and assigns.

10.4 Entire Agreement. This Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, except as may be set forth in a written instrument executed by all parties contemporaneously with or subsequent to this Agreement. This Agreement shall not be construed more strictly against one party hereto than against the other party merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties. It is understood and recognized that both parties have contributed substantially and materially to the preparation of this Agreement.

10.5 Severability. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and other applications thereof shall not be affected thereby.

10.6 Captions; Number. The captions contained in this Agreement are for the convenience of reference only, and shall not affect the meaning, interpretation or construction of this Agreement. As used in this Agreement, the singular form shall include the plural and the plural shall include the singular, to the extent that the context renders it appropriate.

10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

10.8 Governing Law; Venue. This Agreement has been executed and delivered, and is to be performed, in the State of Illinois, and this Agreement and all rights, obligations and liabilities hereunder shall be governed by, and construed in accordance with, the internal laws of the State of Illinois. Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in Cook County, Illinois.

10.9 Time of the Essence. Time is of the essence of this Agreement.

10.10 Modification. The provisions of this Agreement may not be amended, changed or modified orally, but only by an agreement in writing signed by all of the parties hereto.

10.11 Waiver. Except as otherwise expressly provided in this Agreement, no waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature) and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party whether or not the first party knows of such breach at the time it accepts such payment or performance. Except as otherwise expressly provided in this Agreement, no failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

10.12 Business Days. If any date specified in this Agreement for the Closing Date or for commencement or expiration of time periods for termination or approvals or for notice occurs on a day other than a Business Day, then any such date shall be postponed to the next following Business Day. As used herein, “Business Day” shall mean any day other than a Saturday, Sunday or a holiday observed by national banks or the Title Insurer.

10.13 Offer; Effective Date. The execution of this Agreement by the first party to do so and delivery thereof to the other party constitutes an offer to purchase or sell, as the case may be, and shall be automatically revoked unless the party to which the offer is made shall execute and deliver at least two (2) copies of this Agreement to the offering party at the address given for notice herein on or before 5:00 p.m. local time, on the date which is 3 days after the date on which the offering party has executed this Agreement as first set forth above.

10.14 “AS-IS” CONDITION; WAIVER OF ALL WARRANTIES. THE PURCHASER HAS MADE THOROUGH AND EXHAUSTIVE INSPECTION, INVESTIGATION, ANALYSIS, TESTING, STUDY, EVALUATION AND EXAMINATION OF THE PROPERTY. ANYTHING UNDER APPLICABLE LAW OR IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, THE SALE AND CONVEYANCE OF THE PROPERTY PURSUANT HERETO IS MADE ON AN “AS-IS” BASIS AS OF THE EFFECTIVE DATE. THE PURCHASER EXPLICITLY AGREES THAT THE PURCHASER IS ACQUIRING THE PROPERTY IN “AS-IS” CONDITION AS OF THE EFFECTIVE DATE. NO IMPLIED WARRANTIES AS TO THE CONDITION, SUITABILITY, DEVELOPMENT POTENTIAL, FITNESS, MERCHANTABILITY, MARKETABILITY, HABITABILITY, GOOD OR FAIR CONDITION, GOOD WORKMANLIKE CONSTRUCTION, QUALITY OR QUANTITY OF THE PROPERTY ARE CREATED OR INTENDED TO BE CREATED BY THE SELLER OR BY THIS AGREEMENT OR ARE ANTICIPATED, EXPECTED OR RELIED UPON BY THE PURCHASER. THE PURCHASER EXPLICITLY WAIVES ANY AND ALL RIGHTS UNDER AND RELEASES THE SELLER FROM ANY AND ALL DUTIES IN CONNECTION WITH ANY WARRANTIES OF WHATSOEVER KIND OR NATURE INCLUDING AS AFOREDESCRIBED, WHICH MAY ARISE INDEPENDENT OF THIS AGREEMENT AS A MATTER OF LAW. THE ONLY WARRANTIES MADE BY THE SELLER WITH RESPECT TO THE PROPERTY ARE THOSE THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT, WHICH WARRANTIES SHALL SURVIVE AND REMAIN IN FULL FORCE AND EFFECT ONLY FOR SO LONG AS IS ELSEWHERE PROVIDED IN THIS AGREEMENT. FURTHER, THE SELLER MAKES NO WARRANTIES AS TO THE ABILITY OF THE PURCHASER TO OCCUPY, DEVELOP OR OPERATE THE PROPERTY OTHER THAN AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. THE PURCHASER ACKNOWLEDGES AND UNDERSTANDS THE EFFECT OF THIS PARAGRAPH AND EXPLICITLY AGREES TO THE PROVISIONS OF THIS PARAGRAPH KNOWINGLY AND WITH ADVICE OF LEGAL COUNSEL.

10.15 Cooperation In Exchange. In the event that Seller or Purchaser are under contract with a qualified intermediary at any time through the date of Closing for the purpose of effecting a tax-deferred exchange in accordance with Section 1031 of the United States Internal Revenue Code of 1986, as most recently amended, each party consents to the assignment of this Agreement to such intermediary. Furthermore, each party shall cooperate with the other to accomplish such exchange and perform any acts reasonably necessary to assist in such exchange, provided that neither party shall be required to accept title to any property other than the Land, expend any additional amounts of money above those amounts required pursuant to this Agreement, extend the Closing Date, and further provided that each party defend, indemnify and hold the other harmless from and against expenses, costs and damages of any kind (including attorney’s fees) suffered by either by reason of the performance of, or failure to perform, any acts of cooperation necessitated by this Section. Each party agrees to sign a Notice of Assignment prior to Closing confirming that such party has received the Notice of Assignment and consents to the assignment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER:

DOUGLAS BUSINESS CENTER, LLC, an Illinois limited liability company

By: Douglas Business Center PG, LLC, an Illinois limited liability company, its Manager

	By:	JP Portfolio, LLC, an Illinois limited liability company, its Manager

By:
John Pagliari, Manager

PURCHASER:

RUBICON TECHNOLOGY, INC., a Delaware corporation

By:

Its:	CFO

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

PARCEL 1: LOT 2 OF BATAVIA INDUSTRIAL PROPERTIES RESUBDIVISION NO. 4, ACCORDING TO THE PLAT THEREOF RECORDED MARCH 31 1997 AS DOCUMENT 97K19640, IN THE CITY OF BATAVIA, KANE COUNTY, ILLINOIS.

PARCEL 2: NON-EXCLUSIVE RAILROAD SPUR EASEMENT FOR THE BENEFIT OF PARCEL ONE AS CREATED BY GRANT RECORDED AS DOCUMENT 1384201 AND AS SHOWN ON THE PLAT OF BATAVIA INDUSTRIAL CENTER UNIT 4.

PARCEL 3: LOT 1 IN BATAVIA INDUSTRIAL PROPERTIES RESUBDIVISION NO. 4, ACCORDING TO THE PLAT THEREOF RECORDED MARCH 31, 1997 AS DOCUMENT NUMBER 97K019640, EXCEPT THAT PART DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHEAST CORNER OF SAID LOT 1; THENCE SOUTH 89 DEGREES 03 MINUTES 04 SECONDS WEST 202.37 FEET ALONG THE SOUTH LINE OF SAID LOT 1 TO THE POINT OF BEGINNING; THENCE CONTINUING SOUTH 89 DEGREES 03 MINUTES 04 SECONDS WEST 339.10 FEET ALONG THE SOUTH LINE OF SAID LOT 1 TO THE SOUTHWEST CORNER OF SAID LOT 1; THENCE NORTH 00 DEGREES 19 MINUTES 42 SECONDS WEST 113.59 FEET ALONG THE WEST LINE OF SAID LOT 1; THENCE NORTHWESTERLY ALONG SAID WEST LINE, SAID LINE BEING A CURVE CONCAVE TO THE WEST HAVING A RADIUS OF 3713.13 FEET AND AN ARC LENGTH OF 400.70 FEET; THENCE NORTH 06 DEGREES 25 MINUTES 33 SECONDS WEST 44.53 FEET ALONG SAID WEST LINE TO THE NORTHWEST CORNER OF SAID LOT 1; THENCE NORTH 89 DEGREES 02 MINUTES 07 SECONDS EAST 360.47 FEET ALONG THE NORTH LINE OF SAID LOT 1 TO A POINT; THENCE SOUTH 00 DEGREES 50 MINUTES 37 SECONDS EAST 558.14 FEET ALONG A LINE PARALLEL TO THE EAST LINE OF SAID LOT 1 TO THE POINT OF BEGINNING, ALL IN THE CITY OF BATAVIA, KANE COUNTY, ILLINOIS.

PERMANENT TAX NOS.

EXHIBIT B

PERMITTED EXCEPTIONS

1.	GENERAL REAL ESTATE TAXES, GENERAL AND SPECIAL ASSESSMENTS AND ANY SIMILAR TAXES OR CHARGES IMPOSED IN RESPECT OF THE PROPERTY WHICH ARE NOT THEN DUE AND OWING;

2.	ACTS DONE OR SUFFERED TO BE DONE BY PURCHASER;

3.	COVENANTS, CONDITIONS AND RESTRICTIONS CONTAINED IN DECLARATION OF PROTECTIVE COVENANTS BATAVIA INDUSTRIAL CENTER DATED OCTOBER 26, 1987 AND RECORDED NOVEMBER 6, 1987 AS DOCUMENT 1877109 MADE BY SUBURBAN TRUST AND SAVINGS BANK, AS TRUSTEE UNDER TRUST NUMBER 4050, SUBURBAN TRUST AND SAVINGS BANK, AS TRUSTEE UNDER TRUST NUMBER 4053 AND L & B CORPORATION, (BUT OMITTING ANY SUCH COVENANT OR RESTRICTION BASED ON RACE, COLOR, RELIGION, SEX, HANDICAP, FAMILIAL STATUS OR NATIONAL ORIGIN UNLESS AND ONLY TO THE EXTENT THAT SAID COVENANT (A) IS EXEMPT UNDER CHAPTER 42, SECTION 3607 OF THE UNITED STATES CODE OR (B) RELATES TO HANDICAP BUT DOES NOT DISCRIMINATE AGAINST HANDICAPPED PERSONS), RELATING TO DEVELOPMENT OF THE LAND; CREATION OF THE BATAVIA INDUSTRIAL CENTER PROPERTY OWNERS ASSOCIATION AND ASSESSMENTS THEREUNDER; AND GENERAL ARCHITECTURAL CONTROL PROVISIONS, TOGETHER WITH SUCH FURTHER PROVISIONS CONTAINED THEREIN, AND AMENDED BY AMENDMENT RECORDED FEBRUARY 24, 1988 AS DOCUMENT 1895280.

4.	40 FOOT RAILROAD SPUR EASEMENT AS SHOWN ON PLAT OF DOCUMENT 97K19640 AND EASEMENT RECORDED NOVEMBER 3, 1976 AS DOCUMENT NUMBER 1384201 WITH VARIOUS TERMS AND PROVISIONS, INCLUDING BUT NOT LIMITED TO, PROVISIONS THEREIN AS TO USE AND COSTS OF THE RAILROAD SPUR.

(AFFECTS THE EASTERLY 20 FEET OF PARCEL 1)

5.	PUBLIC UTILITIES EASEMENTS RESERVED AND GRANTED TO THE CITY OF BATAVIA AND TO PUBLIC UTILITY COMPANIES OPERATING UNDER FRANCHISE FROM THE CITY OF BATAVIA, INCLUDING BUT NOT LIMITED TO THE ILLINOIS BELL TELEPHONE COMPANY, NORTHERN ILLINOIS GAS COMPANY, THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, FOR PUBLIC UTILITY PURPOSES AS SHOWN ON PLAT OF DOCUMENT 97K19640 WHICH REFERS TO PLAT DOCUMENT 90K04030.

AFFECTS THE NORTH 10 FEET AND THE WEST 10 FEET OF THE EAST 30 FEET.

(AFFECTS PARCEL 1)

6.	BUILDING LINE AS SHOWN ON PLAT OF DOCUMENT 97K19640 OVER THE NORTH 30 FEET.

(AFFECTS PARCEL 1)

7.	PUBLIC UTILITIES EASEMENT SHOWN ON PLAT OF SUBDIVISION DOCUMENT 97K19640, WHICH REFERS TO A NOTE ON PLAT OF SUBDIVISION KNOWN AS BATAVIA INDUSTRIAL CENTER UNIT 4 RECORDED JANUARY 22, 1990 AS DOCUMENT 90K04030, A 10 FOOT PUBLIC UTILITY EASEMENT IS GRANTED ALONG BOTH SIDES OF ALL ROADS. (EXCEPT NEXT TO THE “NOT INCLUDED” PARCEL) EXCEPT WHERE SHOWN TO BE 15 FEET.

(AFFECTS NORTH 10 FEET OF PARCEL 1)

8.	(A) TERMS, PROVISIONS, AND CONDITIONS RELATING TO THE EASEMENT DESCRIBED AS PARCEL 2 CONTAINED IN THE INSTRUMENT CREATING SAID EASEMENT.

(B) RIGHTS OF THE ADJOINING OWNER OR OWNERS TO THE CONCURRENT USE OF SAID EASEMENT.

(AFFECTS PARCEL 2)

9.	UTILITY EASEMENT TO CITY OF BATAVIA PER DOCUMENT 91K61745 AND SHOWN ON PLAT DOCUMENT 97K19640 AFFECTS NORTH 10 FEET OF THE SOUTH 20 FEET

(AFFECTS PARCEL 1)

10.	OVERHEAD WIRES ALONG WESTERLY LINE OF RAILROAD EASEMENT RUNNING ALONG THE EASTERLY LINE SHOWN ON SURVEY NUMBER 5904.122 MADE BY COMPASS LAND SURVEYING AND MAPPING DATED MARCH 21, 2006.

(AFFECTS PARCEL 1)

11.	PUBLIC UTILITY EASEMENTS AS SHOWN ON PLAT OF BATAVIA INDUSTRIAL CENTER UNIT 4 RECORDED JANUARY 22, 1990 AS DOCUMENT 90K04030 AND SHOWN ON PLAT DOCUMENT 97K019640 AND AS SHOWN ON PLAT DOCUMENT 2004K065118 ALONG THE NORTH 10 FEET OF THE LAND.

(AFFECTS PARCEL 3)

12.	BUILDING LINES AS SHOWN ON PLAT OF BATAVIA INDUSTRIAL CENTER UNIT 4 RECORDED JANUARY 22, 1990 AS DOCUMENT 90K04030 AND PLAT DOCUMENT 97K019640 AND PLAT DOCUMENT 2004K65118 ALONG THE NORTH 30 FEET OF THE LAND.

(AFFECT PARCEL 3)

13.	PUBLIC UTILITIES EASEMENT RECORDED NOVEMBER 12, 1991 AS DOCUMENT 91K61745 GRANTED TO THE CITY OF BATAVIA OVER THE NORTH 10 FEET OF THE SOUTH 20 FEET OF THE LAND, ALSO SHOWN ON PLAT DOCUMENT 97K19640, ALSO SHOWN ON PLAT DOCUMENT 2004K065118.

NOTE: NO PERMANENT BUILDINGS SHALL BE PLACED ON THE EASEMENT AREA.

(AFFECTS PARCEL 3)

14.	DECLARATION OF EASEMENT FOR INGRESS AND EGRESS OF FIRE AND OTHER EMERGENCY VEHICLES OVER THE SOUTH 10 FEET OF THE LAND RECORDED DECEMBER 23, 1991 AS DOCUMENT 91K70394, ALSO SHOWN ON PLAT DOCUMENT 97K19640, ALSO SHOWN ON PLAT DOCUMENT 2004K065118.

NO BUILDINGS OR OTHER OBSTRUCTIONS SHALL BE PLACED ON THE EASEMENT AREA.

(AFFECTS THE SOUTH 10 FEET OF PARCELS 1 AND 3)

15.	EXISTING UNRECORDED LEASES AND ALL RIGHTS THEREUNDER OF THE LESSEES AND OF ANY PERSON OR PARTY CLAIMING BY, THROUGH OR UNDER THE LESSEES.

16.	ENCROACHMENT OF THE PARKING SPACES LOCATED MAINLY ON THE LAND ONTO THE EASEMENT SHOWN HEREIN AT EXCEPTION REFERENCE LETTER(S) K AND O AS SHOWN ON PLAT OF SURVEY NUMBER 5904.128 PREPARED BY COMPASS SURVEYING LTD. DATED AUGUST 11, 2008.

17.	ENCROACHMENT OF THE SIGN LOCATED MAINLY ON THE LAND ONTO THE PUBLIC RIGHT OF WAY NORTH AND ADJOINING BY APPROXIMATELY 0.4 FEET, AS SHOWN ON PLAT OF SURVEY NUMBER 5904.128 PREPARED BY COMPASS SURVEYING LTD. DATED AUGUST 11, 2008.

18.	ENCROACHMENT OF THE SIGN LOCATED MAINLY ON THE LAND ONTO THE EASEMENT SHOWN HEREIN AT EXCEPTION REFERENCE LETTER(S) G, I AND M AS SHOWN ON PLAT OF SURVEY NUMBER 5904.128 PREPARED BY COMPASS SURVEYING LTD. DATED AUGUST 11, 2008.

TO BE COMPLETED PROMPTLY AFTER SELLER’S RECEIPT OF THE TITLE COMMITMENT

FIRST AMENDMENT TO

AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE

THIS FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE (this “Amendment”) is made as of March 24, 2010 by and between DOUGLAS BUSINESS CENTER, LLC, an Illinois limited liability company (“Seller”), and RUBICON TECHNOLOGY, INC, a Delaware corporation (“Purchaser”).

W H E R E A S:

A. Seller and Purchaser entered into that certain Agreement for Purchase and Sale of Real Estate dated February 16, 2010 (the “Purchase Agreement”), pursuant to which Seller agreed to sell and Purchaser agreed to buy the Property. Capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

B. The Review Period is scheduled to expire at 5:00 P.M. (Chicago time) on March 29th, 2010.

C. Seller and Purchaser wish to extend the Review Period and amend the Closing Date.

NOW, THEREFORE, in consideration of the promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Review Period. The Review Period shall expire at 5:00 P.M. (Chicago time) on April 5th, 2010.

2. Closing Date. The Closing Date shall be April 13th, 2010.

3. Miscellaneous.

(a) Entire Agreement. This Amendment supersedes any prior agreement or understanding between the parties with respect to the subject matter hereof. Except as expressly modified hereby, the Purchase Agreement remains unmodified, in full force and effect, and is hereby ratified and confirmed by Seller and Purchaser. In the event that conflicts exist between the provisions of the Purchase Agreement and this Amendment, the terms and conditions of this Amendment shall govern.

(b) Captions. Captions contained in this Amendment in no way define, limit or extend the scope or intent of this Amendment.

(c) Severability. If any provision of this Amendment, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Amendment, or the application of such provision to other persons or circumstances, shall not be affected thereby.

(d) Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

SELLER:

DOUGLAS BUSINESS CENTER, LLC, an Illinois limited liability company

By: Douglas Business Center PG, LLC, an Illinois limited liability company, its Manager

By: JP Portfolio, LLC, an Illinois limited liability company, its Manager

By:
Name: John Pagliari
Title: Manager

PURCHASER:

RUBICON TECHNOLOGY, INC., a Delaware corporation

By:
Name: William Weissman Title: CFO

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SECOND AMENDMENT TO

AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE

THIS SECOND AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE (this “Amendment”) is made as of April 1st, 2010 by and between DOUGLAS BUSINESS CENTER, LLC, an Illinois limited liability company (“Seller”), and RUBICON TECHNOLOGY, INC, a Delaware corporation (“Purchaser”).

W H E R E A S:

A. Seller and Purchaser entered into that certain Agreement for Purchase and Sale of Real Estate dated February 16, 2010, as amended by a First Amendment to Agreement for Purchase and Sale of Real Estate dated March 22, 2010 (collectively, the “Purchase Agreement”), pursuant to which Seller agreed to sell and Purchaser agreed to buy the Property. Capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

B. The Review Period is scheduled to expire at 5:00 P.M. (Chicago time) on April 5th, 2010.

C. Seller and Purchaser wish to extend the Review Period and amend the Closing Date.

NOW, THEREFORE, in consideration of the promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Review Period. The Review Period shall expire at 5:00 P.M. (Chicago time) on April 19th, 2010. Notwithstanding anything to the contrary contained in the Purchase Agreement, it is expressly agreed by the parties that Purchaser may only terminate the Purchase Agreement during the Review Period if it is unable to enter into an agreement with Batavia Power, which agreement is acceptable to Purchaser in its sole discretion, on or before April 19, 2010. Except for the forgoing, Purchaser waives all of its rights under Section 3.1 of the Purchase Agreement, and Purchaser accepts the condition of the Property as of the date of this Amendment.

2. Closing Date. The Closing Date shall be April 30th, 2010.

3. Miscellaneous.

(a) Entire Agreement. This Amendment supersedes any prior agreement or understanding between the parties with respect to the subject matter hereof. Except as expressly modified hereby, the Purchase Agreement remains unmodified, in full force and effect, and is hereby ratified and confirmed by Seller and Purchaser. In the event that conflicts exist between the provisions of the Purchase Agreement and this Amendment, the terms and conditions of this Amendment shall govern.

(b) Captions. Captions contained in this Amendment in no way define, limit or extend the scope or intent of this Amendment.

(c) Severability. If any provision of this Amendment, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Amendment, or the application of such provision to other persons or circumstances, shall not be affected thereby.

(d) Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

SELLER:

DOUGLAS BUSINESS CENTER, LLC, an Illinois limited liability company

By: Douglas Business Center PG, LLC, an Illinois limited liability company, its Manager

By: JP Portfolio, LLC, an Illinois limited liability company, its Manager

By:
Name: John Pagliari
Title: Manager

PURCHASER:

RUBICON TECHNOLOGY, INC., a Delaware corporation

By:
Name: William Weissman
Title: CFO

2